Exhibit 10.3

Engagement Agreement

This Engagement Agreement (this “Agreement”) is made and entered into on 29 February 2016 (the “Agreement Date”).

PARTIES

(1)	NextGlass Technologies, Inc., a company incorporated under the laws of Delaware, US, having a principal place of business at 9454 Wilshire Blvd., Suite 610, Beverly Hills, CA 90212 (the “Client”); and

(2)	Fundnel Pte Ltd, a company incorporated in Singapore, having its registered address at 3 Ubi Road 4, Singapore 408608 (“Fundnel”).

INTRODUCTION

(A)	Fundnel is a collaborative fundraising platform connecting private businesses with a community of investors and professionals. Fundnel’s platform merges the social web with entrepreneurial finance to create an accessible fundraising ecosystem between stakeholders.

(B)	This Agreement sets out the terms upon which the Client engages Fundnel for services in relation to fundraising and other business development. This Agreement shall, together with the Terms of Service and Privacy Policy, govern your use of Fundnel’s website and platform.

1.	SERVICES TO BE PERFORMED BY FUNDNEL

1.1.	Scope of Client Services. Fundnel shall provide Client Services as set out in Appendix A of this Agreement. Fundnel shall have the sole discretion to decide on the content and timing of the provision of any of the services specified in Appendix A. Nothing in this Agreement shall be construed as obliging Fundnel to provide any service or information that is, or may reasonably be considered to be, against its obligations to the relevant prospective investor(s). Fundnel makes no representation, warranty or undertaking as to the completeness, accuracy and/or adequacy of any information provided to the Client about any prospective investor(s).

1.2.	Marketing.

1.2.1.	The Client hereby grants Fundnel the right to use the Client’s name, trademark(s) and logo(s) on any marketing material (whether in digital, physical or other form) published by Fundnel at any point in time, including but not limited to marketing materials related to the Client’s fundraising activities on Fundnel’s platform that the Client has publicly released (“Fundnel’s Marketing Materials”). Fundnel need not obtain the Client’s consent or permission prior to publishing any of Fundnel’s Marketing Materials.

1.2.2.	Where the Client publishes any marketing materials in relation to its fundraising activities including but not limited to its activities on Fundnel’s platform and/or relationship with Fundnel (whether in digital, physical or other form) at any point in time during the term of this Agreement (the “Client’s Marketing Materials”), the Client shall include Fundnel’s name, trademarks and logos in the Client’s Marketing Materials. Fundnel shall review the Client’s Marketing Materials before publication of the same. The Client shall comply with Fundnel’s reasonable requests to change any part of the Client’s Marketing Materials and shall not publish or distribute any of the Client’s Marketing Materials without first obtaining Fundnel’s approval. Unless otherwise agreed, the Client shall not include Fundnel’s name, trademarks and logos in any marketing materials upon the expiration or termination of this Agreement.

1.2.3.	Fundnel may, but is in no way obliged to, seek specific permission from the Client prior to using any of the Client’s Marketing Materials for Fundnel’s own purposes, including but not limited to the promotion of Fundnel, Fundnel’s platform and Fundnel’s activities.

Engagement Letter

1.2.4.	Fundnel and the Client each acknowledge that any and all of the copyrights, trademarks and other intellectual property rights belonging to each party shall remain the property of the respective party and shall not be used or adopted by the other party in any way at any time during or after the expiry or termination of this Agreement except as set out herein.

2.	OBLIGATIONS OF THE CLIENT

2.1.	Representations, warranties and undertakings. The Client represents, warrants and undertakes that:

2.1.1.	it has full capacity and authority to accept and agree to this Agreement and to comply fully with, and fulfil all of, its obligations hereunder;

2.1.2.	all information it provides to Fundnel pursuant to this Agreement (and, in particular, information that is necessary or relevant to the performance of Fundnel’s obligations hereunder) are true, complete and accurate, and to rectify any error or defect of any information promptly upon discovery of the same;

2.1.3.	it will carry out its duties and obligations under this Agreement in compliance with all applicable laws and regulations;

2.1.4.	specifically in relation to activities that the Client is attempting to seek financing for through Fundnel’s platform, the Client will ensure that it is in full compliance with all laws or regulations applicable to these activities;

2.1.5.	is not insolvent and is not subject to any insolvency procedures or proceedings;

2.1.6.	has not been served with any notice or order restricting its business activities, nor been subjected to any disciplinary measures imposed by any government agency or regulator, in any country in which it carries on business;

2.1.7.	has, in the event of disaster, adequate policies and procedures in place to ensure the continued performance of its obligations under this Agreement and all Subsidiary Agreements; and

2.1.8.	all the representation, warranties and undertakings made under this Agreement are true, complete and accurate at the time of this Agreement, and that in the event of any such representations, warranties and undertakings ceasing to be true, complete and/or accurate, it will give Fundnel written notification of this immediately upon becoming aware of the same.

2.2.	Compensation. The Client hereby agrees to pay Fundnel for its services to the Client in accordance with Appendix B.

2.3.	Other expenses and payments. The Client shall, in addition to Fundnel’s fees for its services under clause 2.2, fully reimburse Fundnel for, and Fundnel will separately bill, all reasonable costs and expenses that Fundnel incurs in connection with its engagement hereunder, including reasonable fees of counsel and other professional advisors, and the setting up and engagement of an escrow agent for settlement purposes.

2.4.	If Fundraising Success is achieved, the Client shall adhere to the corporate governance standard set by Fundnel. This shall include, but is not limited to, updating investors:

2.4.1.	within [2] weeks of the successful completion of a fundraising campaign via email, of the information contained in Appendix C;

2.4.2.	when any proceeds are utilized;

2.4.3.	when the Client gives dividends to any party and commits to no dividends in the next [•] months; and

2.4.4.	every quarter on the performance of the company and every month on monthly revenue (revenue-sharing).

2.5.	[If Fundraising Success is achieved, the client shall include an electronic direct mailer blast to their own database mentioning the success story on Fundnel.]

Engagement Letter

3.	INTELLECTUAL PROPERTY RIGHTS

3.1.	Use of logos and trademarks. The Client herein grants to Fundnel a license to use the Client’s logos and trademarks (the “Brands”) for the purposes of this Agreement, including as outlined in clause 1.2 above.

3.2.	Each Party acknowledges that any and all of the copyrights, trademarks, and other intellectual property rights, including the Brands, belonging to each Party, shall remain the property of each Party, and shall not be used or adopted by the other Party in any way at any time during or after the expiry or termination of this Agreement.

4.	STANDARD OF DUTY

The Client may at any time make specific requests to Fundnel about Fundnel’s performance of the services but has no right to, and shall not, control the manner, or determine any aspect, of Fundnel’s performance of the services. Fundnel may, but is not necessarily obliged to, accommodate these requests. Fundnel alone shall determine the method, details, and means of performing the services to be carried out for the Client. In the course of performing the services, Fundnel shall at all times remain an independent contractor and not an employee, agent, joint venturer, or partner of the Client. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Client and Fundnel, and the Client therefore shall not take any action or provide Fundnel with any benefits or commitments inconsistent with Fundnel’s status as an independent contractor.

5.	LIMITATION OF LIABILITY AND INDEMNITY

5.1.	Indemnity. The Client hereby agrees to indemnify and hold harmless Fundnel, its affiliates, and its directors and employees (“Indemnified Persons”) in the provision of any and all services under this Agreement from and against any and all claims, actions, demands, proceedings, liabilities or judgments and any and all losses, damages, costs, charges and expenses that may be made or alleged or suffered or incurred by any of the Indemnified Persons arising directly or indirectly out of the performance by or on behalf of the Indemnified Persons of services in connection with the provision of services; or out of an actual or alleged breach by the Client of any of the terms contained in this Agreement, except to the extent that the final judgment of a court of competent jurisdiction holds it to have resulted directly and solely from the default or negligence of the relevant Indemnified Person in performing services in relation to the services. The provisions contained in this Agreement are in addition to any rights which any of the Indemnified Persons may have at law, equity or otherwise.

5.2.	Limitation of Liability.

5.2.1.	The Client hereby agrees that Fundnel and its affiliates (and the directors and employees of Fundnel and its affiliates), whether jointly or singly, shall not be liable for, and Client shall not claim against Fundnel and/or its affiliates to recover, any loss, liability, expense or cost incurred that arises directly or indirectly out of the performance by (or on behalf of) Fundnel or its affiliates of the services in connection with the services, except to the extent that any loss, liability, expense or cost is proven by the final judgment of a court of competent jurisdiction to have resulted directly and solely from the wilful default or gross negligence of Fundnel (or the said directors or employees). Fundnel will not be liable for the acts, defaults or omissions of any third party, including that of any agents or sub-contractors.

5.2.2.	In all cases, the liability of Fundnel and/or its affiliates, if any, will be limited only to the direct loss suffered by the Client, and, even then, only to the extent that such loss was reasonably foreseeable and is caused by its direct, act, default or omission. Under no circumstances will the liability of Fundnel and/or its affiliates extend to any consequential loss or loss of profit, howsoever arising, whether or not such loss was foreseeable and whether it was suffered by the person by whom Fundnel or its affiliates is instructed or any third party.

5.2.3.	Fundnel and its affiliates shall not be held responsible for any loss, liability, expense or cost arising out of the Client relying on the use of its services rendered before changes in the applicable laws, rules and regulations or policies (or the interpretation thereof) and/or changes in the Client’s circumstances.

Engagement Letter

5.2.4.	The above indemnities and limitations on liability shall apply regardless of the form of action, loss, damage, claim, liability, cost, or expense, and whether the cause of action lies in contract, statute, tort or otherwise.

6.	GENERAL PROVISIONS

6.1.	Notices. Any notices to be given hereunder by any party to the other party may be effected either by personal delivery in writing, or by registered or certified mail (postage prepaid with return receipt requested), or by overnight delivery service, or by facsimile (with a copy by registered mail), or by email (with a copy by registered mail). Notices shall be addressed to the parties at the addresses set forth below, but each party may change such address by notice in accordance with this Article 6.1. The date upon which any such notice is received at the designated address shall be deemed to be the date of such notice.

If to Fundnel:

3 Ubi Road 4 Singapore 408608

deal@fundnel.com

If to [Client]:

NextGlass Technologies, Inc.

9454 Wilshire Blvd., Suite 610

Beverly Hilts, CA 90212

John.park@smartwindowsolutions.com

6.2.	Company Identification. Fundnel is bound by regulations and legislation (including Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act (Cap 65A) and the Terrorism (Suppression of Financing) Act (Cap 325)) and as such is required to know each of the companies Fundnel works with, including their principals and beneficial owners. Towards this end, Fundnel may seek identification and other due diligence documents from you from time to time in compliance with the best practice under the relevant legislation. Notwithstanding the scope of any regulations or legislation, and without limiting its rights, Fundnel reserves the right to terminate the relationship between itself and the Client at any point where Fundnel has concerns about either the nature of the matter on which it is involved, or if any request for further information is not met promptly (whether Fundnel has an obligation or right to request such information or not).

6.3.	Use of Data. The Client agrees that Fundnel may obtain, use, process and disclose personal data about the representatives of the Client with whom it interacts and the data relating to Fundnel’s services in accordance with the Personal Data Protection Act 2012 in order to carry out its instructions, and for other related purposes including updating and enhancing its records, undertaking analysis for management purposes, making statutory returns, preventing crime and complying with legal and regulatory requirements.

6.4.	Governing Law. This Agreement shall be exclusively governed by and construed in accordance with the laws of the Republic of Singapore. Any dispute arising out of or in connection with this Agreement shall be subject to the exclusive jurisdiction of the courts of the Republic of Singapore.

6.5.	Entire Agreement of the Parties. This Agreement (together with the Appendix hereto) supersedes any and all agreements, either oral or written, between the parties hereto with respect to the rendering of services by Fundnel for the Client and contains all the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding. Any modification of this Agreement will be effective only by a written agreement duly executed by authorized representatives of both parties, provided, however, that any additional or different terms or conditions appearing on an invoice, quote or proposal issued by Fundnel, even if required to be acknowledged by the Client, shall not be binding on the parties.

Engagement Letter

6.6.	Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

6.7.	Third parties. Save for the Indemnified Persons, a person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce any term in it.

6.8.	Headings. The headings in this Agreement are inserted merely for the purpose of convenience and shall not affect the meaning or interpretation of this Agreement.

7.	Term

7.1.	Term. This Agreement shall be terminated upon the earlier of:

7.1.1. eighteen months after the Agreement Date; or

7.1.2. the completion of the Client’s fundraising campaign on Fundnel’s platform.

7.2.	Such termination shall be without prejudice to the terminating Party’s right of action against the other Party in respect of the latter Party’s breach of any of the provisions of this Agreement.

7.3.	For the avoidance of doubt, termination in accordance with clause 7.1 shall not affect the rights and liabilities of the Parties that have accrued hereunder prior to such termination. All obligations under this Agreement that are of a continuing nature shall survive termination.

Engagement Letter

IN WITNESS WHERE OF, the parties have caused this Agreement to be executed as of the date first written above.

Fundnel	NextGlass Technologies, Inc.

/s/ John Park

Signature	Signature
[Name of signatory]	John Park
[Director]	CEO

Engagement Letter – Appendix A

Appendix A

Scope of Services

“Client Services”, as rendered by Fundnel to the Client, is defined as assistance in fundraising [via [name of instrument], with a minimum amount of [•] and a maximum amount of [•], each amount as specified by the Client].

“Fundraising Success” is defined as raising the minimum amount of [•] via Fundnel’s platform.

[Additional services may include evaluation of the Client for investment suitability and/or the provision of information on the Client to prospective investors.]

OR

[Additional services will include:

•	working with the Client to refine marketing material;

•	working with the Client to reach out to potential investors;

•	co-ordinating due diligence process;

•	co-ordinating for settlement procedures; and

•	launching and executing a fundraising campaign for up to [•], via [•] instrument.]

Engagement Letter – Appendix B

Appendix B

[Retainer Fee: [•]

The Client shall pay Fundnel the Retainer Fee immediately upon the execution of this Agreement.]

[Fundraising Fee: [5% of total funds raised from investors other than Client-sourced Investors (as defined in Appendix D)]

The Client shall pay Fundnel the Fundraising Fee in relation to the total amount of funds actually raised from investors during the term of this Agreement, other than Client-sourced Investors (as defined in Appendix D).

Fundnel reserves the right to terminate any investor’s account with Fundnel notwithstanding any partial or full payment of each Fundraising Fee paid by the Client in respect of that investor. Fundnel is not liable for any loss or damage suffered by the Client as a result of such termination and is not obliged to repay the amount of the Fundraising Fee collected.

Engagement Letter – Appendix C

Appendix C

The Client shall, within [2] weeks of the successful completion of a fundraising campaign, update all investors via email of:

1.	key details of the fundraising round including, but not limited to, the percentage breakdown of investors by type and geography and the price/valuation (where relevant);

2.	the corporate reporting standards that the Client will comply with going forward; namely:

a.	[monthly or quarterly] reporting;

b.	key financials, including revenue, users and similar information, as relevant to the Client;

c.	new product launches or any other relevant updates;

d.	discussion and analysis of the Client’s management; and

e.	updates about the Client’s growth strategies.

3.	the date of the Client’s next Annual General Meeting/Extraordinary General Meeting and investor update session; and

4.	post-completion updates to the Client’s company profile.

Engagement Letter – Appendix D

Appendix D

Mutually agreed fist of Client-sourced Investors

Pursuant to clause [•], Fundnel agrees that it shall not charge the Client any fees for funds raised from contacts of the Client’s (“Client-sourced Investors”); namely:

1.	[•]

2.	[•]

3.	[•]

4.	[•]

5.	[•]

The Client shall send Fundnel an updated list of all its Client-sourced Investors within [3] days of acquiring a new, or terminating its relationship with any, Client-sourced Investor after the Agreement Date. The parties hereby agree that all properly noticed updated lists shall, from time to time, replace the above list and be effective immediately from the date of receipt of such a list by Fundnel. However, notwithstanding the aforementioned, Fundnel may object at any time to the inclusion of any Client-sourced Investor onto this list by simple notice to the Client. In such a case, that Client-sourced Investor shall be deemed to have never been included onto the list, and no set-off shall be permitted for any funds raised from such a source.